Exhibit (a)(1)(K)

Form of Email to Eligible Participants with Eligible Options Regarding the Exchange Offer Webinars

From: HR@hookipapharma.com

Subject: Stock Option Exchange Program Webinar

To: All Eligible Employees with Eligible Options

Date: [____], 2023

Dear colleagues,

As you know, HOOKIPA Pharma Inc. is offering you the opportunity to exchange Eligible Options for New Options (the “Exchange Offer”). This offer expires at 11:59 p.m., Eastern Time, on September 7, 2023, unless we extend the period of time during which this Exchange Offer remains open.

This is an invitation to the web-based information session about the Exchange Offer and we encourage you to attend one of the following sessions:

Education Session 1: [DATE]—[link]

Education Session 2: [DATE]—[link]

Education Session 3: [DATE]—[link]

Best regards,

[Name]

Your HR-Team

This communication does not constitute an offer to holders of HOOKIPA Pharma Inc.’s outstanding stock options to exchange those options. Persons who are eligible to participate should read the Tender Offer Statement on Schedule TO and other related materials because they contain important information about the program and the related tender offer. This document will be made available at the SEC website at www.sec.gov. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Exchange Offer.